Exhibit 99.1
Thomas Brooks, General Manager
Over the past few years, U.S. biodiesel production has increased from 25 million gallons in 2004 to nearly 700 million gallons this year. Consumers have embraced the fuel, and policymakers have recognized the important role it plays in the larger national strategy to enhance energy independence, reduce greenhouse gas emissions and create costs, “green” jobs.
Yet it is no secret that the industry is facing daunting short-term challenges. A perfect storm of global economic events —increasing food oil demand in Asia, rising production costs, market speculation and the weak dollar, just to name a few—have all contributed to record increases in feedstock costs seen earlier this year. Despite the challenges the current market conditions present, factors such as continued increased fuel demand and the need for renewable fuels provide some measure of reassurance for the future viability of the U.S. biodiesel industry. We believe that biodiesel will continue to play an important role in meeting global fuel demand. Oil in New York has declined 70 percent since reaching a record $147.27 a barrel on July 11 as a global economic slowdown reduced demand. Most of the 230 attendees at a recent Barclays’ U.S. Commodities Investor Conference forecast oil will average more than $75 a barrel over the next five years. By any objective estimate, global fuel demand is expected to increase in the coming years. Financially, results continue to disappoint. As I am sure everyone is aware, through the first three quarters of 2008 feedstock costs and petroleum prices continued to remain high. This caused problems because high input costs eroded potential profits while high petroleum costs softened demand. We were able to run at 60 percent of production capacity, with the help of REG arranging sales against documents that resulted in a quick turnaround in our working capital. We are currently operating under a toll manufacturing agreement with REG. The term of the agreement is from September 1, 2008 to December 31, 2008. Under the arrangement, we are required to produce 10,000,000 gallons of biodiesel using canola oil provided by a third party. The other party pays for the feedstock, and we are responsible for the other production costs. We will receive a flat fee per gallon of biodiesel produced. October saw our highest production month ever with production over 2.4 million gallons. The spread between the price of biodiesel and the cost of producing biodiesel, which includes the price we pay for soybean oil, has fluctuated significantly this year and may fluctuate significantly in the future. Any reduction in the spread between biodiesel and soybean oil prices, whether as a result of an increase in soybean oil prices or a reduction in biodiesel prices, or both, would adversely affect our results of operations and financial condition. The most recent market volatility has brought down input costs, but the same volatility continues to soften demand for product in the marketplace. This has somewhat limited our ability to secure longer term off-take contracts for early 2009 and expect this to continue through the early months of next year. What does all of this mean to each of you the investors and employees of Western Dubuque Biodiesel? We will continue to work with REG on a contract by contract basis. If management views operating the plant as more economically favorable, we expect to do so; however, if it would be more economically favorable in management’s view to suspend production, we expect that we will do so as needed. The leadership of Western Dubuque Biodiesel continues to carefully weigh available options in an effort to protect the company and our members.

INTRODUCING Troy Gibbs, Day Shift Supervisor Troy Gibbs was promoted from dayshift lead to dayshift Supervisor on September 22, 2008. Troy has been with the plant since the first hiring on May 24, 2007 and has been a great asset to our company.
I would like to take this opportunity to introduce myself. My name is Troy Gibbs and I am the dayshift supervisor at Western Dubuque Biodiesel, LLC. My duties as a supervisor are to manage and oversee the operators in their daily production of biodiesel, train personnel in all areas of the plant, assist in trouble shooting any problems that arise in the plant, Chair of safety committee meetings, member of the REG network interplant meetings and assist in the new Process Safety Management program.
My wife Katie and I built a house in Epworth in 2006 and have always been life long residents of Dubuque County. My previous work and personal experiences has given me the knowledge to perform my new duties as a supervisor. I am looking forward to the challenges in store for me at Western Dubuque Biodiesel.
CONGRATULATIONS!
Western Dubuque Biodiesel would like to congratulate Chris Bettcher of Farley, he was promoted to a day shift lead as of September 2008. Chris previously was a night shift operator and filled the position Troy Gibbs held after receiving the supervisor promotion.
WELCOME
Western Dubuque Biodiesel would like to welcome our new employees Matt King, Tim Neville, Ken Offerman and Drew Cox. Matt King of Bernard was hired July 2008 in load out after Steve Wells moved into the plant as a biodiesel operator to fill a vacant operator position. Tim Neville of Dubuque was also hired in July 2008 as a night shift supervisor. In October 2008 Ken Offerman of Dubuque was hired as a lab technician and Drew Cox of Dubuque was hired as a night shift operator to fill the open position of Chris Bettcher after his promotion.
THANK YOU
We would like to thank Brenda Hoefler of New Vienna our Consultant/Accounting Manager for all her hard work. Brenda has accepted a position as CFO and will be leaving at the end of December. Brenda has gone above and beyond in her duties and we appreciate all she has done for Western Dubuque Biodiesel.
ANNUAL MEETING
Western Dubuque Biodiesel’s Annual Meeting was held on June 11, 2008 at the Palace Ballroom in Farley with approximately 100 people attending. Many topics were discussed and questions were taken from the investors. Thank you to all who attended. Michael Chandler, Western Dubuque Biodiesel Operations Manager 2008 has been a roller coaster year for production. Since our start up in August of the previous year, 2008 has experienced the lowest production month, 43,915.54 gallons and the highest, 2,468,951.65 gallons, only 31,048.4 gallons short of the design capacity of the plant.

Page 3 Fuel Matters

PRODUCTION

Michael Chandler, Western Dubuque Biodiesel Operations Manager


BIODIESEL
Production Trend
Gallons Produced YTD: 14,942,881.28
Gallons
2,468,951.65
1,942,167.21
1,436,580.80
1,327,196.41
1,972,769.12
1,601,020.33
634,155.91
1,009,212.77
1,111,955.79
43,915.54
500,000
Biodiesel Production (gal)
Design Capacity

2008 has been a roller coaster year for production. Since our start up in August of the previous year, 2008 has experienced the lowest production month, 43,915.54 gallons and the highest, 2,468,951.65 gallons, only 31,048.4 gallons short of the design capacity of the plant.

The first quarter showed a steep decline due to the cold weather, the price of soybean oil and slumping sales. Production in the second quarter and third quarter rose to 61% of capacity. The fourth quarter continues this trend to a projected 100% of design capacity.

Throughout the year WDB staff along with REG continues work to improve the efficiency of both the Pre-Treat process and the Biodiesel Production process. On the Pre-Treat side of the plant WDB staff have logged months of feed stock data and run specifications on continually changing feed stocks. This data allows our employees to more accurately analyze the differing characteristics of the feed stock, quickly start up the process and adjust to changing feed stocks minimizing the yield loss that would typically occur. Efforts on the process side of the plant have reduced chemical costs while improving the quality of the finished product. These efforts have also led to the increase in our production rate on certain feed stocks. For example, the current feedstock is able to run at 108% of the design capacity.

As we bring 2008 to a close we are pleased with the performance of the plant and the hard work and dedication of our employees. We have remaining production of 4,446,325 gallons for the year bringing the total production for 2008 to an estimated 19,389,206 gallons. This production estimate is contingent upon meeting the logistical challenges presented when working with the Railroad and Iowa weather. It has been an exciting year and we look forward to the challenges presented in 2009. Thank you for your support and we wish each of you a Happy Holiday Season.

QUALITY COUNTS

Chris Rausch, Western Dubuque Biodiesel Quality Manager

This past June I went to Vancouver, British Columbia for the semi-annual ASTM (American Society for Testing and Materials) meeting to vote on appending ASTM D6217 modified cold soak filtration method to ASTM D6751, the biodiesel standard. This test involves placing a known volume of biodiesel into a container and allowing it to chill @ 40°F for 16 hours. By chilling at this temperature we are looking to see if any particulates fall out of the biodiesel which could end up plugging fuel filters. After 16 hours, the biodiesel is allowed to warm back up to room temperature (68°F to 72°F) and then is filtered through a 0.7 micron filter. During the filtration a timer is set to determine how long it takes the biodiesel to be drawn through the filter using a vacuum pump. The current method states the maximum time limit is 360 seconds (6 minutes). The appending of this method was approved at the meeting and went into effect on October 13, 2008. WDB has been able to meet this requirement since our first day of operation, August 1, 2007.

January 23, 2009 is the date for our surveillance audit. This audit deals with renewing our accreditation as a biodiesel producer that meets or exceeds the requirements outlined in BQ9000, a quality assurance program comprised by the National Biodiesel Accreditation Board. An outside auditor from the National Biodiesel Accreditation Board will spend 8 hours reviewing our records to make sure we are complying with the BQ9000 requirements. A report will be presented on the auditors findings and a recommendation will be made whether to renew our accreditation status. I do not see us having an issue in getting our accreditation status renewed since the employees of WDB have been implementing these guidelines for the past year.

We want to welcome to Western Dubuque Biodiesel our new lab technician Ken Offerman. Ken is originally from Dyersville, Iowa and has a chemistry degree from Loras College in Dubuque, IA. He recently joined our staff on October 13, 2008.

L to R: Biodiesel Operators: Brekka Fosdal (Dyersville), Sadie Bergfeld (Earlville) & Dan Hanselmann (Farley) Chris Bettcher (Farley) Dayshift lead operator performing tests in the lab Investors at the 2008 Annual Meeting held at the Palace Ballroom Keith Neyen (Farley) Dayshift operator monitoring the pretreat side of the plant